Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
25% INCREASE IN PROVED OIL AND GAS RESERVES
AND REVISED 2012 CAPITAL BUDGET

FRISCO, TEXAS, January 30, 2012 -- Comstock Resources, Inc. ("Comstock" or the "Company")(NYSE:CRK) announced today that its proved oil and natural gas reserves as of December 31, 2011 were estimated at 1,119 billion cubic feet ("Bcf") of natural gas and 32 million barrels of crude oil or 1,311 billion cubic feet of natural gas equivalent ("Bcfe"), an increase of 25% as compared to total proved reserves as of December 31, 2010 of 1,051 Bcfe. Proved reserves on December 31, 2011 were 85% natural gas and 15% crude oil. Proved oil reserves increased 661% in 2011 and now comprise 15% of total reserves as compared to 2010 when they represented only 2% of the total proved reserves. 46% of the proved reserves at December 31, 2011 were classified as proved developed, and 88% are operated by Comstock. The present value, using a 10% discount rate, of the future net cash flows before income taxes of the proved reserves (the "PV 10 Value") was approximately $1.5 billion, using average first of the month 2011 prices of $4.18 per Mcf for natural gas and $92.93 per barrel for oil. The PV 10 Value is different than the standardized measure of discounted estimated future net cash flows which is calculated after income taxes.

Comstock also announced that 2011 production was 95.6 Bcfe or 262 million cubic feet equivalent ("MMcfe") per day. 2011 production increased 31% over 2010's production. 95% of 2011's production was natural gas and 5% was oil. Production in the fourth quarter of 2011 was 25.5 Bcfe or 277 MMcfe per day. 92% of production in the fourth quarter of 2011 was natural gas and 8% was oil. On December 31, 2011 oil comprised 16% of the Company's daily production including the West Texas properties that were acquired on December 29, 2011.

The following table reflects the changes in the proved reserve estimates since the end of 2010:

	Oil MBBLs	Natural Gas Bcf	Total Bcfe
Proved Reserves at December 31, 2010	4,219	1,025.6	1,050.9
2011 Production	(838)	(90.6)	(95.6)
Acquisitions	18,865	50.6	163.7
Extensions and Discoveries	9,845	169.2	228.3
Revisions	8	(36.2)	(36.1)
Proved Reserves at December 31, 2011	32,099	1,118.6	1,311.2

2011 Reserve Replacement Ratio (%)	372%
2011 Oil and Gas Expenditures relating to Proved Reserves (million $)	$792.1
2011 Finding Costs ($ per Mcfe)	$2.23

Comstock's successful Eagle Ford shale drilling program in South Texas and its Haynesville shale drilling program in North Louisiana were the primary drivers of the growth in production and proved reserves in 2011. Comstock also acquired 18.9 million barrels of oil and 50.6 Bcf of natural gas or 163.7 Bcfe of proved reserves in 2011 for $218.7 million. Comstock spent $573.4 million for its drilling activities in 2011 and $255.7 million to acquire leases for future exploration and development activities. Excluding the $255.7 million spent to acquire acreage in 2011, finding costs were $2.23 per Mcfe in 2011. Comstock's successful drilling program in the Eagle Ford shale in South Texas added 9.3 million barrels of oil and 7.6 Bcf of natural gas or 10.6 million barrels of oil equivalent to proved reserves in 2011. The Haynesville shale drilling program contributed 139.9 Bcfe to the Company's proved reserves. Proved reserve additions for activities outside of Comstock's shale operations in the Haynesville or Eagle Ford were 24.8 Bcfe.

Capital Budget Update

With the continued weakness of natural gas prices which have worsened in January, Comstock has re-evaluated its drilling plans in 2012 to further de-emphasize natural gas drilling and to reduce overall drilling expenditures in 2012. In December 2011 Comstock was down to two rigs drilling for natural gas in its North Louisiana Haynesville shale drilling program. In 2010 Comstock had seven operated rigs drilling in North Louisiana. During 2011 Comstock moved two rigs to its oil focused Eagle Ford shale drilling program and released three rigs. Comstock plans to move the remaining two natural gas directed rigs to its newly acquired properties in West Texas in February and in early March 2012. Comstock now plans to spend approximately $458.0 million in 2012 for drilling and completion activities. Comstock plans to drill 84 wells (60.6 net) as well as complete an additional 29 wells (19.1 net) drilled in 2011. Comstock plans to spend $158.3 million to drill 43 wells (33.8 net) on its new Delaware Basin properties in West Texas and to complete four wells (2.5 net) that were drilled before Comstock completed the acquisition. Comstock also plans to spend $165.2 million in its South Texas region to drill 24 (21.7 net) Eagle Ford shale horizontal wells in 2012 and $27.7 million to complete four wells (3.2 net) drilled in 2011. In addition, Comstock plans to spend $45.4 million in its East Texas/North Louisiana operating region to drill 17 wells (5.1 net), all of which will be Haynesville or Bossier shale wells. Only three of these wells will be drilled by Comstock, with the remainder being drilled by other operators. Comstock will also spend $61.4 million to complete 20 wells (13.3 net) Haynesville or Bossier shale wells in 2011. Under the revised 2012 drilling plan 92% of the net wells drilled in 2012 will be oil wells and 77% of the budget will be spent on oil projects.

To support its 2012 oil focused drilling program, the Company has entered into oil price swap agreements to hedge 1.7 million barrels of its expected 2012 crude oil production at an average price of approximately $99.45 per barrel. The Company has also begun hedging some of its expected 2013 crude oil production and has 2,000 barrels per day hedged at an average price of $100.00 per barrel.

The decline in the futures prices for natural gas since the third quarter of 2011 is expected to result in certain of the Company's conventional natural gas properties being impaired at December 31, 2011. Comstock expects the fourth quarter 2011 financial results to include an impairment of approximately $61 million ($39.5 million after tax, or $0.86 per share).

Comstock has planned a conference call for 2:00 p.m. Eastern Time on Monday, February 6, 2012, to discuss the operational and financial results for the 2011 fourth quarter and full year including the yearend proved reserves estimates and the results of its drilling activities. Investors wishing to participate should visit the Company's website at www.comstockresources.com for a live web cast or dial 1-866-362-5158 (international dial-in use 617-597-5397) and provide access code 53956340 when prompted. A slide presentation on the financial results will be available on Comstock's website at www.comstockresources.com. Click on "Presentations" to view the slides. If you are unable to participate in the original conference call, a web replay will be available approximately 24 hours following the completion of the call on Comstock's website at www.comstockresources.com. The web replay will be available for approximately one week. A replay of the conference call will be available beginning at 5:00 p.m. ET February 6, 2012 and will continue until 11:59 p.m. February 13, 2012. To hear the replay, call 888-286-8010 (617-801-6888 if calling from outside the US). The conference call ID number is 11275509.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas. The Company's stock is traded on the New York Stock Exchange under the symbol CRK.